[ARTISAN FUNDS LETTERHEAD]

January 11, 2006

State Street Bank and Trust Company

66 Brooks Drive,

Braintree, Massachusetts 02184

Ladies and Gentlemen:

This is to advise you that Artisan Funds, Inc. has established a new series of shares to be known as Artisan Opportunistic Value Fund. In accordance with the Additional Funds provision in Section 18 of the Custodian Contract dated March 7, 1995, as amended April 27, 2000 and August 6, 2003, between Artisan Funds, Inc. and State Street Bank and Trust Company, Artisan Funds, Inc. hereby requests that you act as Custodian for the new series under the terms of the Custodian Contract.

Please indicate your acceptance of this appointment as Custodian by executing three copies of this Letter Agreement, returning two copies to us and retaining one copy for your records.

ARTISAN FUNDS, INC.

By:	/s/ Lawrence A. Totsky
Lawrence A. Totsky
Chief Financial Officer

Agreed to this 21st day of February, 2006

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Joseph L. Hooley
Name:	Joseph L. Hooley
Title:	Executive Vice President